Exhibit 99.1

OriginClear Quarterly Results Confirm Continued Commercial Growth

1Q 2016 Revenues were up 2,985% as compared with Q1 2015, with a 50% increase over the full year

Los Angeles – May 17, 2016 – OriginClear Inc. (OTC/QB: OOIL), a leading provider of water treatment solutions, today announced that its revenues for the 1st Quarter of 2016 are up 54 percent over 2015 total revenues. The company continues to demonstrate growth in the wastewater treatment market through the commercialization of its EWS technology and the continued success of Progressive Water Treatment, an OriginClear subsidiary.

Revenues for the 1st Quarter of 2016 were $1,467,750, compared to full-year 2015 revenues of $954,470. Gross profit was 27% after Cost of Sales of $1,068,427.

The Company recognized net profit for the quarter due to a non-cash gain on change in derivatives. After adjusting for this non-cash gain, net losses for the quarter were $1,257,197. This loss was approximately 33% less than a $1,864,019 net loss in Q1 2015, after making the same non-cash adjustment.

When compared with Q1 2015, revenues in Q1 2016 were up 2,985 percent.

“Our Progressive Water Treatment acquisition continues to rapidly improve our balance sheet,” said Riggs Eckelberry, OriginClear CEO and Acting CFO. “Our Texas subsidiary is reliably delivering large systems, while growing its internet commerce component with our support. We congratulate President Marc Stevens and the entire Progressive team!”

The new subsidiary began to contribute its revenues in the 4th Quarter 2015, when the acquisition closed.

“We believe the spread of our technology, and the growth of our new subsidiaries, will create a new water industry player,” said Eckelberry.

Follow us on Twitter

Like us on Facebook

Signup for our Newsletter

About OriginClear, Inc.

OriginClear is a leading provider of water treatment solutions and the developer of a breakthrough water cleanup technology serving the rapidly growing $500 billion world market.Through its wholly owned subsidiaries, OriginClear provides systems and services to treat water in a wide range of industries, such as municipal, pharmaceutical, semiconductors, industrial, and oil & gas. To rapidly grow this segment of the business, we strategically acquire profitable and well-managed water treatment companies, which allow us to expand our global market presence and technical expertise. To enable a new era of clean and socially responsible water treatment solutions, we invented Electro Water Separation™, a breakthrough high-speed water cleanup technology using multi-stage electrochemistry, that we license worldwide to water treatment equipment manufacturers. Water is our most valuable resource, and the mission of The OriginClear Group™ is to improve the quality of water and help return it to its original and clear condition. To learn more about OriginClear®, please visit our website at www.originclear.com.

OriginClear Safe Harbor Statement:

Matters discussed in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:

Kimberly Setliff

Antenna Group

415-977-1942

OriginClear@antennagroup.com

Investor Relations OriginClear:

Tom Becker

Toll-free: 877-999-OOIL (6645) Ext. 3

International: +1-323-939-6645 Ext. 3

Fax: 323-315-2301

ir@OriginClear.com

www.OriginClear.com

Abstract:

OriginClear Quarterly results confirm continued commercial growth; 1Q 2016 revenues were up 2,985% as compared with Q1 2015, with a 50% increase over the full year

Key Words:

OriginClear, OriginClear inc, Progressive Water Treatment, water cleanup, water, Oil Refinery, OOIL, Acquisition, corporate strategy, Water Treatment, Marc Stevens, Riggs Eckelberry, Electro Water Separation, EWS, Invest OOIL, Investor, chemical injection, media filters, membrane, ion exchange, SCADA technology, Turn Key Water Treatment System, flow back produced water, frack, oil & gas, oil industry, fracking, oil drilling, waste water, algae appliance, invest algae, Frack and Produced Water Cleanup System, new oil, algae oil, renewable oil, algae biofuel, chemical free process algae, LACI, La Kretz, DTLA

2